EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Third Quarter 2016 Financial Results and Provides Operations Update

NOVEMBER 2, 2016 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango” or the “Company”) announced today its financial results for the three and nine months ended September 30, 2016 and provided an operational update.

Third Quarter Summary

•	Production of 6.0 Bcfe for the quarter, or 65.7 Mmcfed

•	Quarter-end debt balance of $62.5 million, a $53.0 million decrease from year-end

•	Completed the purchase of approximately 12,100 gross operated undeveloped acres (~5,000 net to MCF) in the Southern Delaware Basin of Texas in July 2016; commenced drilling in October 2016

•	Completed an underwritten public offering of 5,360,000 shares of common stock for net proceeds of approximately $50.5 million

Management Commentary

Allan D. Keel, the Company’s President and Chief Executive Officer, commented “We were fortunate to find an excellent entre into the Permian Basin, on economical terms, and are excited about the high quality drilling inventory that our acreage position exposes Contango to for the foreseeable future.   Even at current commodity prices, this area offers excellent returns.  We spud our first well in the Southern Delaware Basin of the Permian on October 15th, targeting the Upper Wolfcamp formation, and look forward to an active 2017 program given success similar to those experienced by our offset operators. We anticipate spudding an additional two wells by the end of this year, and anticipate initial production from the first well in late December or early January.  We were also fortunate to be able to raise approximately $50 million dollars in a publicly marketed equity offering during the quarter that will provide additional financial flexibility to fund the acquisition and development of our Permian position.”

Summary Third Quarter Financial Results

Net loss for the three months ended September 30, 2016 was $12.5 million, or $0.55 per basic and diluted share, compared to a net loss of $185.7 million, or $9.79 per basic and diluted share, for the same period last year. This improvement was mainly attributable to lower impairment costs during the current year quarter, as well as a decrease in operating expenses and depreciation, depletion and amortization (“DD&A”) expense, offset in part by a decline in revenues resulting from lower prices and production, and lower benefits from derivatives and other income.

Excluding the impairment charges for both periods and the mark to market adjustment on derivatives for both periods, net loss before income tax was $12.8 million in 2016 compared to a pre-tax net loss of $22.2 million in 2015.  Average weighted shares outstanding were approximately 22.9 million and 19.0 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, as defined below, of approximately $4.6 million for the three months ended September 30, 2016, compared to $20.7 million for the same period last year, a decrease mainly attributable to a $9.4 million decrease in revenues, a $1.6 million decrease in realized gain on derivatives, a $4.3 million decrease in other income and a $1.1 million increase in cash G&A costs explained below, partially offset by a $0.9 million decrease in operating expenses.

Revenues for the three months ended September 30, 2016 were approximately $19.6 million compared to $29.0 million for the same period last year, a decrease primarily due to lower production and a 7% decrease in the weighted average equivalent sales price received.

Production for the third quarter of 2016 was approximately 6.0 Bcfe, or 65.7 Mmcfe per day, compared to production of 90.9 Mmcfe per day for the third quarter of 2015.  Current quarter production was negatively impacted by mechanical issues at a third-party owned onshore processing plant servicing our Vermilion 170 well, and a higher than normal build in oil inventories by the purchaser of our offshore oil, for tank safety precautions during hurricane season.  This decrease in quarterly production can be attributed to minimal new production added in 2015 and 2016 because of a reduced drilling program associated with the low commodity price environment. Crude oil and natural gas liquids production during the third quarter of 2016 was approximately 3,200 barrels per day, or 29% of total production, compared to approximately 5,000 barrels per day, or 33% of total production in the third quarter of 2015, a decline related to our reduced drilling program. Our fourth quarter 2016 production guidance of 63 –  68 Mmcfed also reflects the impact of a minimal 2016 capital program.

The weighted average equivalent sales price during the three months ended September 30, 2016 was $3.24 per Mcfe, compared to $3.47 per Mcfe for the same period last year, a slight decline resulting from a 7% and 2% decrease in oil and gas prices, respectively, and the decline in the oil/liquids production as a percentage of the overall product mix.

Operating expenses for the three months ended September 30, 2016 were approximately $8.2 million, or $1.35 per Mcfe, compared to $9.0 million, or $1.08 per Mcfe, for the same period last year.  Included in operating expenses are lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes.

Lease operating expenses (“LOE”), transportation and processing costs and workover expenses for the three months ended September 30, 2016 were approximately $7.4 million, or $1.23 per Mcfe, compared to approximately $8.2 million, or $0.98 per Mcfe, for the same period last year. LOE, transportation and processing costs and workover expenses for the current year quarter were above our previously provided guidance due to a loss contingency of $1.2 million related to a throughput agreement with a third party pipeline operator.

DD&A expense for the three months ended September 30, 2016 was $15.2 million, or $2.51 per Mcfe, compared to $38.4 million, or $4.59 per Mcfe, for the same period last year.  This decrease is primarily attributable to the lower production during the quarter and to a decrease in DD&A expense per Mcfe as a result of the 2015 impairment of recorded historical costs.

Impairment and abandonment expense from oil and gas properties was $1.2 million for the three months ended September 30, 2016, substantially all of which was related to the amortized impairment of certain non-core unproved properties and onshore prospects because of the impact of the sustained low commodity price environment.

G&A expenses for the three months ended September 30, 2016 were $7.5 million, or $1.24 per Mcfe, compared to $7.5 million, or $0.90 per Mcfe, for the prior year quarter.  Excluding non-cash stock compensation expense of $1.3 million and $2.4 million for the 2016 and 2015 quarters, respectively, cash G&A was $6.2 million and $5.1 million for the quarters.  Special and/or non-typical items impacting the current year quarter were a cumulative employee bonus accrual for 2016 of $1.5 million and approximately $0.5 million in additional cumulative salary expense associated with the termination of our salary replacement program initiated in late 2015. For the fourth quarter of 2016, we have provided guidance of $4.8 million to $5.4 million for general and administrative expenses, exclusive of non-cash stock compensation (“Cash G&A”).

Permian Acquisition and Underwritten Public Offering

In July 2016, we purchased one-half of the seller’s interest in approximately 12,100 gross undeveloped acres (approximately 5,000 net acres to MCF) for up to $25 million in the Southern Delaware Basin of Texas (the “Acquisition”). The purchase price was comprised of $10 million in cash paid at closing on July 26, 2016, and $10 million in carried well costs expected to be paid over the next 14 months. Certain additional contingent payments upon success could increase total consideration to $25 million.

As previously disclosed in our July 2016 release announcing the Acquisition, we estimate that we have approximately 160 potential drilling locations evenly distributed over the Wolfcamp A, Wolfcamp B and the Bone Springs formations.  We also believe there could be additional upside in other formations within our multi-stack position.  The Wolfcamp section in our area is approximately 400 feet thick, while the Bone Springs section approximates 2,000 feet.  The drilling plan currently anticipated includes 10,000 foot laterals for each of the 160 locations, with an estimated $8.2 million drill and complete cost per well.  Our 1.15 Mboe type-curve (80% oil) was derived from 20 similarly completed wells within 3-4 miles of our acreage position.

Also during the third quarter, we completed an underwritten public offering of 5,360,000 shares of our common stock for net proceeds of approximately $50.5 million. Proceeds from the offering were used to fund the purchase price of the Acquisition and are expected to be used to fund drilling costs associated with the initial exploration and development thereof. Pending such use, we used the proceeds of the offering to repay amounts outstanding under our revolving credit facility.

2016 Capital Program and Liquidity

Capital costs incurred for the three months ended September 30, 2016 were approximately $22.4 million, which included $20.5 million in cash and carried costs associated with the Acquisition, $1.5 million in leasehold costs, and $0.4 million for other capital projects.  We previously announced a minimal 2016 capital budget focused on limiting capital expenditures to that determined to be warranted from a strategic perspective.  As a result of the Acquisition, we have revisited our 2016 capital program and have budgeted to spend approximately $16.6 million in the fourth quarter related primarily to the commencement of development of our Southern Delaware Basin position.

As of September 30, 2016, we had approximately $62.5 million of debt outstanding under our credit facility, a $53 million decrease from year-end 2016.    Effective October 28,  2016, our $140 million borrowing base under our facility was reaffirmed through May 1, 2017.

Derivative Instruments

We had  the following financial derivative contracts in place as of September 30, 2016:

Commodity	Period	Derivative	Volume/Month	Price/Unit (1)

Natural Gas	Oct-16	Swap	250,000 MMBtu	$2.53
Natural Gas	Nov 2016 - Dec 2016	Swap	1,300,000 MMBtu	$2.53
Natural Gas	Jan 2017 - July 2017	Collar	400,000 MMBtu	$2.65 - 3.00
Natural Gas	Aug 2017 - Oct 2017	Collar	200,000 MMBtu	$2.65 - 3.00
Natural Gas	Nov 2017 - Dec 2017	Collar	400,000 MMBtu	$2.65 - 3.00

(1)	Commodity price derivatives based on Henry Hub NYMEX natural gas prices.

For the three months ended September 30, 2016, we recognized a gain on derivatives of $0.9 million.  Of this, $1.5 million was an unrealized mark-to-market gain, partially offset by a realized loss of $0.6 million for the current quarter.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and nine month periods ended September 30, 2016 and 2015:

	Three Months Ended			Nine months ended
	September 30,			September 30,
	2016	2015	%	2016	2015	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	19	42	-55%	106	149	-29%
Natural gas (Mmcf)	3,327	4,191	-21%	10,841	13,117	-17%
Natural gas liquids (Mbbls)	99	133	-26%	323	392	-18%
Natural gas equivalents (Mmcfe)	4,035	5,244	-23%	13,415	16,367	-18%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	100	171	-42%	364	581	-37%
Natural gas (Mmcf)	968	1,389	-30%	3,048	4,043	-25%
Natural gas liquids (Mbbls)	74	117	-37%	237	348	-32%
Natural gas equivalents (Mmcfe)	2,012	3,115	-35%	6,651	9,615	-31%

Total Volumes Sold:
Oil and condensate (Mbbls)	119	213	-44%	470	730	-36%
Natural gas (Mmcf)	4,295	5,580	-23%	13,889	17,160	-19%
Natural gas liquids (Mbbls)	173	250	-31%	560	740	-24%
Natural gas equivalents (Mmcfe)	6,047	8,359	-28%	20,066	25,982	-23%

Daily Sales Volumes:
Oil and condensate (Mbbls)	1.3	2.3	-44%	1.7	2.7	-36%
Natural gas (Mmcf)	46.7	60.7	-23%	50.7	62.9	-19%
Natural gas liquids (Mbbls)	1.9	2.7	-31%	2.0	2.7	-24%
Natural gas equivalents (Mmcfe)	65.7	90.9	-28%	73.2	95.2	-23%

Average sales prices:
Oil and condensate (per Bbl)	$41.63	$44.56	-7%	$36.49	$49.14	-26%
Natural gas (per Mcf)	$2.80	$2.87	-2%	$2.25	$2.80	-20%
Natural gas liquids (per Bbl)	$15.10	$14.05	7%	$14.40	$14.86	-3%
Total (per Mcfe)	$3.24	$3.47	-7%	$2.82	$3.66	-23%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	%	2016	2015	%
Offshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$0.75	$0.69	9%	$0.58	$0.64	-9%
Production and ad valorem taxes	$0.06	$0.07	-14%	$0.07	$0.08	-13%

Onshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$2.18	$1.47	48%	$1.83	$1.63	12%
Production and ad valorem taxes	$0.25	$0.14	79%	$0.28	$0.25	12%

Average Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$1.22	$0.98	24%	$1.00	$1.01	-1%
Production and ad valorem taxes	$0.12	$0.10	20%	$0.14	$0.14	0%
General and administrative expense (cash)	$1.02	$0.61	67%	$0.72	$0.68	6%
Interest expense	$0.16	$0.09	78%	$0.15	$0.09	67%

Adjusted EBITDAX (2) (thousands)	$4,617	$20,701		$21,983	$54,646

Weighted Average Shares Outstanding (thousands)
Basic	22,881	18,966		20,370	18,948
Diluted	22,881	18,966		20,370	18,948

(1)	LOE includes transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net income (loss).

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Cash and cash equivalents	$—	$—
Accounts receivable, net	10,629	20,504
Other current assets	2,050	1,768
Net property and equipment	353,527	379,205
Investment in affiliates and other non-current assets	17,454	15,279

TOTAL ASSETS	$383,660	$416,756

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	39,908	36,358
Other current liabilities	6,563	4,603
Long-term debt	62,463	115,446
Asset retirement obligations	23,004	22,506
Other non-current liabilities	267	—
Total shareholders’ equity	251,455	237,843

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$383,660	$416,756

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)
REVENUES
Oil and condensate sales	$4,946	$9,500	$17,164	$35,882
Natural gas sales	12,011	16,020	31,283	48,130
Natural gas liquids sales	2,619	3,515	8,073	11,004
Total revenues	19,576	29,035	56,520	95,016

EXPENSES
Operating expenses	8,158	9,036	22,782	29,919
Exploration expenses	444	407	1,088	11,814
Depreciation, depletion and amortization	15,166	38,386	49,586	112,271
Impairment and abandonment of oil and gas properties	1,165	235,150	4,268	237,667
General and administrative expenses	7,486	7,504	18,772	22,683
Total expenses	32,419	290,483	96,496	414,354

OTHER INCOME (EXPENSE)
Gain (loss) from investment in affiliates, net of income taxes	467	(375)	1,802	(562)
Interest expense	(989)	(785)	(3,045)	(2,315)
Gain on derivatives, net	913	2,011	736	2,001
Other income (expense)	18	4,288	(292)	5,278
Total other income (expense)	409	5,139	(799)	4,402

NET LOSS BEFORE INCOME TAXES	(12,434)	(256,309)	(40,775)	(314,936)

Income tax benefit (provision)	(51)	70,624	(410)	91,159

NET LOSS	$(12,485)	$(185,685)	$(41,185)	$(223,777)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, depletion and amortization, and oil & gas expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under the RBC Credit Facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreements.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in thousands)
Net loss	$(12,485)	$(185,685)	$(41,185)	$(223,777)
Interest expense	989	785	3,045	2,315
Income tax provision (benefit)	51	(70,624)	410	(91,159)
Depreciation, depletion and amortization	15,166	38,386	49,586	112,271
Exploration expenses	444	407	1,088	11,814
EBITDAX	$4,165	$(216,731)	$12,944	$(188,536)

Unrealized loss (gain) on derivative instruments	$(1,532)	$(1,009)	$2,400	$(999)
Non-cash stock-based compensation charges	1,337	2,430	4,315	5,008
Impairment of oil and gas properties	1,125	235,112	4,137	237,656
Loss (gain) on sale of assets and investment in affiliates	(478)	899	(1,813)	1,517
Adjusted EBITDAX	$4,617	$20,701	$21,983	$54,646

Guidance for Fourth Quarter 2016

The Company is providing the following guidance for the fourth calendar quarter of 2016.

Production	63,000 - 68,000 Mcfe per day

LOE (including transportation and workovers)	$6.0 million - $6.5 million

Production and ad valorem taxes (% of Revenue)	5.50%

Cash G&A	$4.8 million - $5.4 million

DD&A Rate	$2.50 - $2.75

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Thursday,  November 3, 2016 at 9:30am CDT.  Those interested in participating in the earnings conference call may do so by calling the following phone number: 1-800-344-6698, (International 1-785-830-7979) and entering the following participation code: 6806026.  A replay of the call will be available from Thursday, November 3, 2016 at 12:30pm CDT through Thursday, November 10, 2016 at 12:30pm CDT by clicking on the audio replay link here, and entering participation code 6806026.

Contango Oil & Gas Company is a Houston, Texas based, independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas offshore in the shallow waters of the Gulf of Mexico and in the onshore Texas and Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or

"intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400	Sergio Castro – 713-236-7400
Senior Vice President and Chief Financial Officer	Vice President and Treasurer